EXHIBIT 99.1

Atrion Reports First Quarter Results

ALLEN, Texas, May 10, 2017 (GLOBE NEWSWIRE) -- Atrion Corporation (Nasdaq:ATRI) today announced diluted earnings per share for the first quarter of 2017 were $5.36 as compared to $3.74 in the first quarter of 2016. Revenues for the quarter ended March 31, 2017 were $38.5 million compared with $36.2 million in the same period in 2016. Net income in the current-year quarter totaled $10.0 million compared to $6.9 million in last year’s first quarter.

Commenting on the Company’s results for the first quarter of 2017 compared to the same period last year, David A. Battat, President & CEO, said, “Sales were up 6%, with Ophthalmology and Fluid Delivery showing growth and aided by relatively stable foreign exchange rates. With improved scale in manufacturing, operating income increased by 8%." Mr. Battat added, “Diluted earnings per share were up 43% from last year's $3.74, reflecting, in part, a tax benefit related to employee stock compensation that lowered our tax rate to 13% compared to 32% in the first quarter of 2016. Excluding the tax benefit, diluted EPS for the quarter increased 11%, generally in line with the increase in our operating income.” Mr. Battat concluded, “Cash and short and long term investments increased by $2.0 million to a total of $56.0 million as of March 31, 2017.”

Atrion Corporation develops and manufactures products primarily for medical applications.  The Company’s website is www.atrioncorp.com.

ATRION CORPORATION CONSOLIDATED STATEMENTS OF INCOME (In thousands, except per share data) (Unaudited)

	Three Months Ended March 31,
	2017	2016
Revenues	$38,504	$36,215
Cost of goods sold	19,873	18,650
Gross profit	18,631	17,565
Operating expenses	7,304	7,100
Operating income	11,327	10,465

Interest income	149	123
Other income (expense), net	--	(345)
Income before income taxes	11,476	10,243
Income tax provision	(1,526)	(3,298)
Net income	9,950	6,945

Income per basic share	$5.42	$3.81

Weighted average basic shares outstanding	1,835	1,823

Income per diluted share	$5.36	$3.74

Weighted average diluted shares outstanding	1,855	1,857

ATRION CORPORATION CONSOLIDATED BALANCE SHEETS (In thousands)

	Mar. 31,	Dec. 31,
ASSETS	2017	2016
	(Unaudited)
Current assets:
Cash and cash equivalents	$17,529	$20,022
Short-term investments	29,019	24,080
Total cash and short-term investments	46,548	44,102
Accounts receivable	20,679	17,166
Inventories	30,354	29,015
Prepaid expenses and other	2,003	3,181
Total current assets	99,584	93,464

Long-term investments	9,463	9,945

Property, plant and equipment, net	65,601	65,265
Other assets	13,141	13,268

	$187,789	$181,942

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities	10,124	9,073
Line of credit	--	--
Other non-current liabilities	9,969	9,881
Stockholders’ equity	167,696	162,988

	$187,789	$181,942

NON-GAAP FINANCIAL MEASURE RECONCILIATION
(In thousands, except per share data)

Included in our news release is a non-GAAP financial measure that is calculated by excluding certain tax benefits that are included in financial measures determined in accordance with GAAP.  We have provided this non-GAAP measure as an additional tool for investors to better understand our operating results and to facilitate a comparison of the periods shown.  This measure should be considered in addition to, rather than as a substitute for, GAAP measures of the Company's performance.  The table below provides a reconciliation of this non-GAAP financial measure with the most directly comparable GAAP financial measure.

	Three Months Ended March 31,		%
	2017	2016	Increase
GAAP net income	$9,950	$6,945
Minus tax benefit related to employee stock compensation	2,270	--
Adjusted net income (non-GAAP)	$7,680	$6,945

Weighted average diluted shares outstanding	1,855	1,857

Adjusted income per diluted share (non-GAAP)	$4.14	$3.74	11%

GAAP income per diluted share	$5.36	$3.74	43%

Jeffery Strickland
Vice President and Chief Financial Officer
(972) 390-9800